Exhibit 99.1

Media Contact:

Sasha Bigda, +1 312 244-7493 or Sasha.Bigda@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or Barbara.Noverini@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2018 Financial Results

CHICAGO, April 25, 2018—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2018 financial results. Reported results reflect continued revenue growth, which contributed to strong operating income gains in the quarter.

First-Quarter Financial Highlights

•                Revenue increased 16.2% to $243.5 million; organic revenue increased 13.7%, which now includes PitchBook’s first full quarter of contribution.

•                Operating income increased 67.2% to $47.5 million.

•                Free cash flow was $42.3 million, reflecting cash provided by operating activities of $59.9 million and capital expenditures of $17.6 million, or 31.4% higher than the first quarter of 2017.

•                Diluted net income per share increased 133.3% to $0.98 compared to $0.42 in the first quarter of 2017. Net income in the first quarter of 2018 includes an after-tax gain of $7.8 million, or $0.18 per diluted share, from the sale of our 15(c) board consulting services product line during the quarter. Diluted net income per share also includes a net benefit of $0.08 per diluted share related to a lower effective tax rate, primarily due to a reduction in the U.S. federal statutory tax rate.

“2018 is off to a great start,” said Kunal Kapoor, Morningstar’s chief executive officer. “Broad-based growth across our products and geographic regions, led by our key investment areas, contributed to strong results in the quarter. Our core strengths in data, research, technology, and design are resonating with investors, who are turning to us to help them navigate an ever-increasing number of choices. Morningstar is well-positioned to succeed in a world where transparency, innovation, and investor outcomes take center stage. Investors know that Morningstar will act in their best interests.”

Overview of First-Quarter 2018 Financial Results

Revenue for the first quarter was $243.5 million, an increase of 16.2% compared with the first quarter of 2017, or 13.7% higher on an organic basis. License-based revenue grew 14.0% year over year, with solid contributions from PitchBook, Morningstar Data, and Morningstar Direct. Morningstar Investment Management and Workplace Solutions grew asset-based revenue 20.7% year over year due to positive net flows and market appreciation. Growth in new issue ratings in Morningstar Credit Ratings and higher ad sales on Morningstar.com increased transaction-based revenue by 31.6%, compared to an aggregate decline in the first quarter of 2017.

Operating expense grew 8.2% in the first quarter of 2018, driven by an increase in salary and compensation expenses and higher production-related costs for product development and data purchases. These expenses were partially offset by certain factors, including a shift in the timing and mix of advertising and marketing spend related to greater use of digital channels in the quarter versus direct mail campaigns, and an increase in capitalized software expenses in support of development work. The company did not begin capitalizing software development expenses related to PitchBook until the second quarter of 2017.

First-quarter operating income was $47.5 million, an increase of 67.2% compared with the first quarter of 2017. First-quarter operating margin was 19.5%, compared with 13.6% in the prior year period. As noted above, operating income benefited partially from the favorable timing of certain expenses, and some of these comparisons will have an impact on future periods, including in compensation and bonus expense, advertising and marketing, and capitalized software.

Net income in the first quarter was $41.9 million, or $0.98 per diluted share, compared with $18.0 million, or $0.42 per diluted share in the first quarter of 2017. Net income includes an after-tax gain of $7.8 million, or $0.18 per diluted share, in connection with the sale of our 15(c) board consulting services product line in the quarter. The effective tax rate for the first quarter of 2018 was 24.2%, versus 31.6% in 2017, which is primarily due to the lower U.S. federal statutory tax rate resulting from the Tax Cuts and Jobs Act. The lower effective tax rate led to a benefit of $0.08 per diluted share in the quarter.

Update on Key Investment Areas

As part of its long-term strategy, Morningstar’s major investment areas include— Morningstar® Data, Morningstar DirectSM, PitchBook, Workplace Solutions, Morningstar® Managed PortfoliosSM, and Morningstar Credit Ratings. As a group, these areas had organic revenue growth of 20.2% in the first quarter of 2018. The highlights below summarize key operating metrics in these areas as of and for the quarter ended March 31, 2018 compared with the same date in 2017.

•                Revenue for Morningstar Data was up 14.7% to $45.1 million.

•                Morningstar Direct revenue increased 16.7% to $33.9 million and licenses for Direct increased 9.2% to 14,111 as of March 31, 2018.

•                 PitchBook revenue increased 59.2% to $20.9 million and licenses for the PitchBook Platform increased 51.4% to 15,488 as of March 31, 2018.

•                Total assets under management and advisement for Workplace Solutions rose 17.2% to $130.8 billion as of March 31, 2018.

•                Assets under management and advisement in Morningstar Managed Portfolios increased 33.9% to $43.8 billion as of March 31, 2018. Almost 19,000 advisors globally now use Morningstar Managed Portfolios.

•                Morningstar Credit Ratings completed 24 new-issue ratings versus 7 in the first quarter of 2017, representing a 98.3% increase in asset value to $11.7 billion as of March 31, 2018.

Balance Sheet and Capital Allocation

As of March 31, 2018, the company had cash, cash equivalents, and investments totaling $355.4 million and $150.0 million of long-term debt, compared with cash, cash equivalents, and investments of $353.3 million and $180.0 million of long-term debt as of December 31, 2017. The company repaid $30.0 million of the outstanding balance on its revolving credit facility during the quarter.

Cash provided by operating activities was $59.9 million for the first quarter of 2018, compared to $46.5 million in the prior year. Free cash flow was $42.3 million for the first quarter of 2018, compared to $32.2 million in the prior year.

In the first quarter of 2018, the company repurchased about 92,500 shares of common stock for $8.9 million and paid $10.6 million in dividends.

Comparability of Year-Over-Year Results

Certain items affected the comparability of first-quarter 2018 results versus the same period in 2017.

•                Organic revenue growth of 13.7% in the first quarter of 2018 includes the full contribution of PitchBook; whereas in the first quarter of 2017, PitchBook represented acquired revenue growth. It also excludes the impact of divestitures, primarily HelloWallet.

•                On January 1, 2018, we adopted ASU No. 2014-09 (“ASC Topic 606”) using the modified retrospective method. Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, whereas previously reported periods have not been adjusted. The impact to revenue from the adoption of ASC Topic 606 relates to a change in the presentation of revenue and costs associated of third-party content and data. Such revenue and costs were presented on a net basis prior to the adoption of ASC Topic 606 and are now presented on a gross basis. In the quarter ended March 31, 2018, this change resulted in an increase to revenue of $1.7 million, and a corresponding increase in cost of revenue, with no impact on operating income. We excluded the revenue amount from our presentation of organic revenue growth for the first quarter ended March 31, 2018.

•                As a result of ASC Topic 606, we also changed our accounting for expenses related to our sales commission plans this quarter. Due to our method of adoption, we recorded a contract asset, and related deferred tax liability, as of January 1, 2018, for sales commissions that were expensed in prior periods. This change resulted in an opening net adjustment to retained earnings of $17.0 million. Under ASC Topic 606, we will capitalize certain sales commissions on a go-forward basis. We expect to amortize these contract assets over a period not to exceed 36 months. The resulting net impact of this change on operating income in the first quarter of 2018 was not material.

•                Foreign currency translation increased operating income by $0.4 million during the first quarter, increasing revenue by $5.6 million and reducing operating expense by $5.2 million.

•                First-quarter net income includes an after-tax gain of $7.8 million, or $0.18 per share, in connection with the sale of our 15(c) board consulting services product line in the quarter.

•                Our effective tax rate of 24.2% in the quarter benefited from the passage of the Tax Cuts and Jobs Act in December 2017, which lowered the U.S. federal statutory tax rate. The Act was not in effect in the first quarter of 2017, when our effective tax rate was 31.6%.

Initiation of Trading Plan for Joe Mansueto

On March 20, 2018, Joe Mansueto, Morningstar founder and executive chairman, established a pre-arranged stock trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 to sell a portion of his Morningstar shares on a regular basis. As of March 31, 2018, Mansueto owned 24.2 million shares, or approximately 57.0% of shares outstanding. Under this current plan, Mansueto may sell up to 1.6 million shares, or 6.6% of his total shares, during a 12-month period that will begin in May 2018.

“It’s been more than a year since I stepped down as CEO. The transition to Kunal has gone very smoothly, Morningstar is growing nicely, and I’m confident that our company is poised for future success,” said Mansueto. “I haven’t sold any of my Morningstar shares since August 2010, so the time has come for me to diversify my assets, consistent with the advice we often give investors. I envision this plan as a multi-year program that allows me to retain a significant interest in the company while adding some incremental liquidity to Morningstar’s shares. I remain very optimistic about Morningstar and its potential under Kunal’s leadership.”

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Annual Meeting

Investors are invited to attend Morningstar’s Annual Meeting at 8 a.m. Central Time on Friday, May 18, 2018, at its corporate headquarters at 22 W. Washington St. in Chicago. If you would like to attend, please register here.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $201 billion in assets under advisement and management as of March 31, 2018. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools;

failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the increasing popularity of passively managed investment vehicles; inadequacy in our business continuity program in the event of a material emergency or adverse political or regulatory developments; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; downturns in the financial sector, global markets, and global economy; the effect of market volatility on revenue from asset-based fees; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

©2018 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in millions, except per share amounts)	2018	2017	change

Revenue	$243.5	$209.5	16.2%
Operating expense:
Cost of revenue	102.4	97.0	5.6%
Sales and marketing	38.5	32.4	18.8%
General and administrative	32.2	30.2	6.7%
Depreciation and amortization	22.9	21.5	6.4%
Total operating expense	196.0	181.1	8.2%
Operating income	47.5	28.4	67.2%
Operating margin	19.5%	13.6%	5.9pp

Non-operating income (expense):
Interest expense, net	(0.3)	(0.9)	(67.2%	)
Gain on sale of product line	10.5	—	NMF
Other expense, net	(0.9)	(0.4)	124.9%
Non-operating income (expense), net	9.3	(1.3)	NMF

Income before income taxes and equity in net loss of unconsolidated entities	56.8	27.1	109.4%
Equity in net loss of unconsolidated entities	(1.5)	(0.8)	82.5%
Income tax expense	13.4	8.3	61.1%
Consolidated net income	$41.9	$18.0	132.9%

Net income per share:
Basic	$0.99	$0.42	135.7%
Diluted	$0.98	$0.42	133.3%
Weighted average shares outstanding:
Basic	42.5	42.9	(0.9%	)
Diluted	42.9	43.2	(0.7%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
(in millions)	2018	2017

Operating activities
Consolidated net income	$41.9	$18.0
Adjustments to reconcile consolidated net income to net cash flows from operating activities	27.9	26.2
Changes in operating assets and liabilities, net	(9.9)	2.3
Cash provided by operating activities	59.9	46.5
Investing activities
Capital expenditures	(17.6)	(14.3)
Proceeds from sale of a product line	10.5	—
Purchases of equity investments	(0.1)	(0.2)
Other, net	(0.1)	(3.0)
Cash used for investing activities	(7.3)	(17.5)
Financing activities
Common shares repurchased	(8.9)	(0.9)
Dividends paid	(10.6)	(9.9)
Repayments of long-term debt	(30.0)	(15.0)
Other, net	(4.6)	(0.2)
Cash used for financing activities	(54.1)	(26.0)
Effect of exchange rate changes on cash and cash equivalents	4.3	3.7
Net increase in cash and cash equivalents	2.8	6.7
Cash and cash equivalents—Beginning of period	308.2	259.1
Cash and cash equivalents—End of period	$311.0	$265.8

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
(in millions)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$311.0	$308.2
Investments	44.4	45.1
Accounts receivable, net	158.2	148.2
Other current assets	36.1	28.3
Total current assets	549.7	529.8

Property, equipment, and capitalized software, net	147.4	147.4
Investments in unconsolidated entities	61.2	62.0
Goodwill	567.4	564.9
Intangible assets, net	90.2	95.4
Other assets	20.6	6.2
Total assets	$1,436.5	$1,405.7

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$49.1	$49.2
Accrued compensation	52.8	92.0
Deferred revenue	205.8	171.3
Other	19.6	10.7
Total current liabilities	327.3	323.2

Accrued compensation	11.9	11.7
Deferred tax liability, net	28.8	23.6
Long-term debt	150.0	180.0
Other long-term liabilities	60.2	62.3
Total liabilities	578.2	600.8
Total equity	858.3	804.9
Total liabilities and equity	$1,436.5	$1,405.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of March 31
	2018		2017		change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	119,018		118,507		0.4%
Morningstar.com average monthly unique users (U.S.)	2,833,467		2,146,296		32.0%	(1)
Advisor Workstation clients (U.S.)	180		181		(0.6%	)
Morningstar Office licenses (U.S.)	4,303		4,256		1.1%
Morningstar Direct licenses	14,111		12,928		9.2%
PitchBook Platform licenses	15,488		10,227		51.4%
Assets under management and advisement (approximate)
Workplace Solutions (Retirement)
Managed Retirement Accounts	$58.5 bil		$49.5 bil		18.2%
Fiduciary Services (2)	43.2 bil		38.6 bil		11.9%
Custom Models	29.1 bil		23.5 bil		23.8%
Workplace Solutions (total)	$130.8 bil		$111.6 bil		17.2%
Morningstar Investment Management
Morningstar Managed Portfolios	$43.8 bil		$32.7 bil		33.9%
Institutional Asset Management	16.8 bil	(3)	53.0 bil		(68.3%	)
Asset Allocation Services	10.1 bil		7.7 bil		31.2%
Morningstar Investment Management (total)	$70.7 bil		$93.4 bil	(4)	(24.3%	)

Our employees (approximate)
Worldwide headcount	4,998		4,508	(5)	10.9%

	Three months ended March 31
(in millions)	2018	2017		change
Key product and investment area revenue (6)
Morningstar Data (7)	$45.1	$39.3	(8)	14.7%
Morningstar Direct	33.9	29.1		16.7%
Morningstar Investment Management (7)	28.5	23.3	(8)	22.1%
Morningstar Advisor Workstation (7)	22.1	19.8		11.3%
PitchBook Data	20.9	13.1		59.2%
Workplace Solutions	19.0	18.0		5.5%	(9)
Morningstar Credit Ratings	7.5	5.1		46.8%

Revenue by Type (6)
License-based (10)	$178.6	$156.7	(8)	14.0%
Asset-based (11)	50.7	42.0	(8)	20.7%
Transaction-based (12)	14.2	10.8	(8)	31.6%

Other metrics
Average assets under management and advisement	$198.2 bil	$202.4 bil		(2.1%	)
Number of new-issue ratings completed (13)	24	7		242.9%
Asset value of new-issue ratings (13)	$11.7 bil	$5.9 bil		98.3%

(1) In prior periods, we estimated traffic on Morningstar.com using a combination of internal tools and our third-party platform. The new website we launched in the first quarter of 2018 now allows us to track 100% of our website traffic using our third-party platform. We believe our current reporting is a more accurate representation of our traffic, and this change in methodology is the primary driver of the difference in our reported traffic numbers versus the first quarter of 2017.

(2) Formerly Plan Sponsor Advice.

(3) Decline due to client losses related to a strategic shift away from our customized investment management offerings to Managed Portfolios.

(4) Excludes $1.3 million of assets under advisement and management related to Manager Selection Services that was reclassified to a different product group.

(5) Revised to exclude temporary employees and part-time employees who work less than 30 hours a week.

(6) Key product and investment area revenue and revenue by type includes the effect of foreign currency translations.

(7) Revenue for the three months ended March 31, 2018 was impacted by the adoption of ASU No. 2014-09, Revenue from Contracts with Customers.

(8) Restated due to realignment of individual products within the product groups.

(9) Excluding the negative 9.0 percentage point impact of the HelloWallet divestiture, revenue increased by 14.5% in the quarter.

(10) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook Data, and other similar products.

(11) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(12) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

(13) Includes commercial mortgage-backed securities, residential mortgage-backed securities, other asset-backed securities, and corporate and financial institutions.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition.  For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31
(in millions)	2018	2017	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$243.5	$209.5	16.2%
Less: divestitures	—	(1.8)	NMF
Less: acquisitions	—	—	NMF
Less: adoption of accounting changes	(1.7)	—	NMF
Favorable effect of foreign currency translations	(5.6)	—	NMF
Revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations	$236.2	$207.7	13.7%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$59.9	$46.5	28.8%
Capital expenditures	(17.6)	(14.3)	23.1%
Free cash flow	$42.3	$32.2	31.4%